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                                 EXHIBIT 10.6

                         SALARY CONTINUATION AGREEMENT


    THIS SALARY CONTINUATION AGREEMENT ("Agreement") is dated as of
January __, 1995 (the "Effective Date"). The parties to the Agreement ("Parties") are __________________________, an Oregon state banking corporation (the "Bank") (a wholly-owned subsidiary of _____________ Bancorp, an Oregon corporation ("Bancorp")) (collectively, "Company"), and
__________________________ ("Executive").

    A. Commercial Bancorp has entered into an Agreement and Plan of Merger dated as of October 24, 1994, with West Coast Bancorp ("West Coast Bancorp"), pursuant to which (i) West Coast Bancorp will merge with and into Commercial Bancorp (the "Merger"), which will then be known as West Coast Bancorp (the "Combined Corporation"), and (ii) West Coast Bancorp's wholly-owned banking subsidiary, The Bank of Newport, an Oregon banking corporation, and Commercial Bancorp's wholly-owned banking subsidiaries, The Commercial Bank and Valley Commercial Bank, both also Oregon banking corporations, will remain as separate subsidiaries of the Combined Corporation after the Merger.

    B. The Bank currently receives the exclusive services of certain employees including Executive, and both the Bank and Executive desire that an employment relationship exist after the Merger.

    C. Executive and the Bank have previously entered into a form of "Change in Control" Agreement, which is currently in effect, but now desire that, in substitution of such Agreement and in partial consideration for entering into this Agreement, but effective only upon consummation of the Merger, such prior agreement be void and of no further force or effect.

    D. In order to encourage Executive to continue Executive's existing employment relationship until and after the Merger, and in particular to continue obtaining Executive's services in the event of a potential change in the control of the Combined Corporation that may be detrimental to the Executive, thereby allowing the Bank to maximize the benefits obtainable from any such change, the Bank desires to provide a salary continuation benefit to Executive, expressly conditioned upon the consummation of the Merger.

    In consideration of the mutual promises, covenants, agreements and undertakings contained in this Agreement, the parties hereby contract and agree as follows:

1.  Effective Date and Term.

    a. Effective Date. As of its Effective Date, this Agreement shall be a binding obligation of the parties, not subject to revocation or amendment except by mutual consent or in accordance with its terms, except, however, performance of its terms shall be suspended until such time as the Merger shall be consummated.

    b. Term. Notwithstanding the Effective Date of this Agreement, the term of this Agreement ("Term") shall commence as of the date the Merger is consummated, and shall end one (1) year thereafter. Notwithstanding the preceding sentence, if a definitive agreement providing for a Change in Control (as defined below) is entered into on or before June 30, 1996, the term of this Agreement shall be extended to end one (1) year after the consummation of such Change in Control.

    c. Abandonment of Merger. This Agreement shall be void as of its Effective Date and of no force and effect if the Merger does not occur by June 30, 1995, or is earlier abandoned by West Coast and Commercial Bancorp.

2.  Termination of Existing Change in Control Agreement.

    Any change in control, employment, salary continuation, or severance agreement, or any other arrangement providing for benefits to Executive on or after a change in the ownership or control of the assets or stock of the Bank or Commercial Bancorp, including the Agreement between Executive and _____________ dated _____________, shall terminate and be of no further force and effect as of the date the Merger is consummated.

3.  Commitment of Executive.

    In the event that any person extends any proposal or offer which is intended to or may result in a Change in Control, as defined below (a "Change in Control Proposal"), Executive shall, at the Bank's request, assist the Combined Corporation in evaluating such proposal or offer. Further, Executive specifically agrees not to resign Executive's position with the Bank during any period from the receipt of a specific Change in Control Proposal up to the consummation or abandonment of the transaction contemplated by such Proposal.

4.  Salary Continuation Payment.

    a.  Amount of Payment--Termination Event Without Change in Control.
Except as otherwise provided in this Section 4, in the case of a Termination Event Without a Change in Control, as defined in Section 5, Executive shall receive a salary continuation payment (the "Salary Continuation Payment") equal to the sum of the Regular Salary Continuation Payment and the Bonus Continuation Payment. The Regular Salary Continuation Payment shall equal Executive's regular monthly salary in effect as of the date of termination of employment (as reportable on Executive's IRS Form W-2, but including the amount of any voluntary deferrals of salary, and excluding any expense allowances or reimbursements, any bonuses, any gain from exercise of stock options, or any other similar non-recurring payments) which would be payable to Executive but for the termination from the date of termination of Executive's employment to the date one (1) year after the Merger. The Bonus Continuation Payment shall equal (i) the most recent annual bonus paid to Executive, multiplied by (ii) (x) the number of days during which Executive was employed but as to which no annual bonus has been paid plus the number of days from the date of termination of employment to the date one (1) year after the Merger divided by (y) 365.

    b. Amount of Payment--Termination Event After Change in Control. Except as otherwise provided in this Section 4, in the case of a Termination Event After a Change in Control, as defined in Section 5, Executive shall receive a salary continuation payment (the "Salary Continuation Payment") equal to the sum of the Regular Salary Continuation Payment and the Bonus Continuation Payment. The Regular Salary Continuation Payment shall equal Executive's regular monthly salary in effect as of the date of termination of employment (as reportable on Executive's IRS Form W-2, but including the amount of any voluntary deferrals of salary, and excluding any expense allowances or reimbursements, any bonuses, any gain from exercise of stock options, or any other similar non-recurring payments) which would be payable to Executive but for the termination from the date of termination of Executive's employment to the date one (1) year after the Change in Control. The Bonus Continuation Payment shall equal (i) the most recent annual bonus paid to Executive, multiplied by (ii) (x) the number of days during which Executive was employed but as to which no annual bonus has been paid plus the number of days from the date of termination of employment to the date one (1) year after the Change in Control divided by (y) 365.

    c. Limitation on Payment. Notwithstanding anything in this Agreement to the contrary, the Salary Continuation Payment shall not exceed an amount equal to One Dollar ($1.00) less than the amount which would cause the payment, together with any other payments received from the Combined Corporation, to be a "parachute payment" as defined in Section 280G(b)(2)(A) of the Internal Revenue Code.

5.  Termination Events.

    a. Without Change in Control. A Termination Event Without a Change in Control shall be deemed to occur upon, and only upon, one or more of the following:

          i. Termination of Executive's employment by the Bank without Cause (as defined herein) within one (1) year after the consummation of the Merger, where neither Section 5.b.ii nor 5.b.iii applies; or

          ii. Termination of Executive's employment by the Executive for Good Reason (as defined herein) within one (1) year after the consummation of the Merger, where Section 5.b.i does not apply.

    b. After Change in Control. A Termination Event After a Change in Control shall be deemed to occur upon, and only upon, one or more of the following:

          i. Termination of Executive's employment by the Executive for Good Reason (as defined herein) within one (1) year after a Change in Control;

          ii. Termination of Executive's employment by the Bank without Cause (as defined herein) within one (1) year after a Change in Control; or

          iii. Termination of Executive's employment by the Bank without Cause prior to a Change in Control if such termination occurs either (i) on or after announcement, by the Bank or any other party, of a contemplated Change in Control or an intended Change in Control, or (ii) on or after the date a contemplated or intended Change in Control should have been announced in conformity with applicable securities or other laws, but only if in either case a Change in Control occurs within twelve
    (12) months after such termination of Executive's employment.

6.  Definitions.

    a.  Cause.  "Cause" shall mean only any one or more of the following:

          i. Willful misfeasance or gross negligence in the performance of Executive's duties;

          ii.  Conviction of a crime in connection with such duties; or

          iii. Conduct demonstrably and significantly harmful to the Bank as determined in the reasonable discretion of the Board of Directors of Bancorp.

          iv. Permanent disability, which shall mean a physical or mental impairment which renders Executive incapable of substantially performing the duties required under this Agreement, and which is expected to continue rendering Executive so incapable for the reasonably foreseeable future.

    b. Good Reason. "Good Reason" shall mean only any one or more of the following:

          i. Any reduction of Executive's salary or any reduction or elimination of any compensation or benefit plan benefitting Executive, which reduction or elimination is not of general application to substantially all employees of the Bank or such employees of any successor entity or of any entity in control of the Bank;

          ii. A relocation or transfer of Executive's place of employment which would reasonably require Executive to commute more than fifty (50) miles each way from Executive's principal residence; or

          iii. The assignment to the Executive of any authority or duties materially inconsistent with Executive's position as of the date of this Agreement.

    c. Change in Control. "Change in Control" shall mean (i) a Person or Entity (as defined below) acquiring or otherwise becoming the owner (as a result of a purchase, merger, stock exchange, or otherwise) of more than fifty percent (50%) of the outstanding common stock of the Company, or (ii) the merger of the Company into any corporation, or the merger of any corporation into the Company, where more than fifty percent (50%) of the stock of such corporation or the Company, as the case may be (the "Surviving Corporation") is owned by other than the owners of the common stock of the Company prior to such merger. "Person or Entity" shall include any one or more persons and/or entities acting in concert with respect to their interests in the Surviving Corporation. The Merger shall not be considered to be a Change in Control.

7.  Other Compensation and Terms of Employment.

    This Agreement is not an employment agreement. Accordingly, except with respect to the Salary Continuation Payment, this Agreement shall have no effect on the determination of any compensation payable by the Bank to the Executive, or upon any of the other terms of Executive's employment with the Bank.

8.  General Provisions.

    a. Choice of Law. This Agreement is made with reference to and is intended to be construed in accordance with the laws of the State of Oregon.

    b. Arbitration. Any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach hereof, shall, upon the request of any party involved, be submitted to, and settled by, arbitration pursuant to the rules then in effect of the American Arbitration Association (or under any other form of arbitration mutually acceptable to the parties so involved). Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum having jurisdiction. The arbitrator shall render a written decision, naming the substantially prevailing party in the action, and shall award such party all costs and expenses incurred, including reasonable attorney fees.

    c. Attorney Fees. In the event of any breach of or default under this Agreement which results in either party incurring attorney or other fees, costs or expenses (including in arbitration), the prevailing party shall be entitled to recover from the non-prevailing party any and all such fees, costs and expenses, including attorney fees.

    d. Successors. The agreement shall be binding upon and inure to the benefit of the Parties and each of their respective affiliates, legal representatives, successors and assigns.

    e. Construction. This Agreement contains the entire agreement among the Parties with respect to its subject matter, and may be amended or modified only in a writing executed by all of the Parties. Its language is and will be deemed to be the language chosen by the Parties jointly to express their mutual intent. No rule of construction based on which party drafted the Agreement or certain of its provisions will be applied against any party.
This Agreement may be amended only in a writing signed by the parties.

    f. Captions. The captions of the respective sections of this Agreement have been included for convenience of reference only. They shall not be construed to modify or otherwise affect in any respect any of the provisions of the Agreement.

    g. Counterparts. This Agreement may be executed in one or more counterparts by the parties hereto. All counterparts shall be construed together and shall constitute one Agreement.

    EXECUTED by each of the parties effective as of the date first stated above.

__________________________, an                EXECUTIVE
Oregon banking corporation


By__________________________                  _________________________
   President and CEO